UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2010

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 1, 2010, Hansen Medical, Inc. (the “Company”) previously reported that Dr. Frederic H. Moll would become the Company’s Executive Chairman. On June 24, 2010 the Company’s Board of Directors approved, and on June, 28, 2010 the Company and Dr. Moll entered into, an amended and restated Retention Agreement pursuant to which Dr. Moll waived any rights he may have had to severance benefits in connection with his change in position. The amended and restated Retention Agreement provides that in the event that Dr. Moll’s employment is terminated without cause or he resigns for good reason, Dr. Moll will be eligible for the following severance benefits subject to his execution of a release of claims: (1) full acceleration of any unvested equity awards then held by Dr. Moll, (2) payment of Dr. Moll and his dependents’ COBRA premiums for up to twelve months and (3) a $1,485 lump sum payment in lieu of continued life insurance and disability benefits. The Company also agreed to extend the post-termination exercise period applicable to Dr. Moll’s options with exercise prices of $17.08 and $18.94 per share from three to twelve months in the event of any termination of service.

The Board of Directors also approved the following changes in Dr. Moll’s compensation: (1) the reinstatement of his base salary to its 2008 level of $350,000 per year after a voluntary salary reduction he took in 2009, (2) a 2010 incentive bonus opportunity and (3) the grant of an option to purchase 600,000 shares of the Company’s Common Stock which will vest in equal monthly installments over four years of service.

Dr. Moll’s 2010 target bonus will be equal to 40% of his base salary beginning as of June 9, 2010. Thirty percent of Dr. Moll’s 2010 incentive bonus will be based on achievement of the Company’s 2010 revenue goal and twenty percent of his 2010 incentive bonus will be based on achievement of the Company’s 2010 net loss goal. The remaining 50% of Dr. Moll’s 2010 incentive bonus will be based on achievement of certain design goals for the Company’s vascular product, the filing of a 510(k) application for the product, finalizing a commercial launch plan for the product and enrolling a specified number of patients in a clinical study related to atrial fibrillation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: June 29, 2010	/S/ BRUCE J BARCLAY
Bruce J Barclay Chief Executive Officer